NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 06, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 26, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Sisecam Resources LP and Sisecam Chemicals Newco LLC, a wholly owned subsidiary of Sisecam Chemicals Wyoming LLC, a wholly owned subsidiary of Sisecam Chemicals Resources LLC became effective before market open on May 26, 2023. Each share of Sisecam Resources LP's common stock was exchanged for USD 25.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on May 26, 2023.